EXECUTION COPY

Asset Purchase Agreement

Dated as of February 17, 2011

between

DC Bloomfield Cinema, LLC

and

K&G Theatres LLC

ARTICLE I. DEFINITIONS; CONSTRUCTION	1
1.1. Definitions	1
1.2. Construction	5
ARTICLE II. the transaction	5
2.1. Sale and Purchase of Assets	5
2.2. Accounting for Cash; Etc.	6
2.3. Retained Assets	7
2.4. Retained Liabilities	7
2.5. Purchase Price	8
2.6. Closing	8
2.7. Payment of Purchase Price	8
2.8. Allocation of Purchase Price	8
2.9. Withholding Tax	8
2.10. Title	8
2.11. Certain Consents	8
ARTICLE III. representations and warranties of seller	8
3.1. Organization	8
3.2. Authorization; Enforceability	9
3.3. No Violation of Laws or Agreements; Consents	9
3.4. Cinema Income Statements	9
3.5. No Changes	9
3.6. Taxes	10
3.7. Undisclosed Liabilities	10
3.8. Condition of Assets; Title; Business	10
3.9. No Pending Litigation or Proceedings	10
3.10. Contracts	11
3.11. Permits; Compliance with Law	11
3.12. Real Estate	11
3.13. Labor Relations	12
3.14. Insurance	12
3.15. Intellectual Property Rights	12
3.16. Employee Benefits	12
3.17. Environmental Matters	13
3.18. Additional Theaters	14
3.19. Finders' Fees	14
3.20. Suppliers	14
ARTICLE IV. representations and warranties of Buyer	14
4.1. Organization	14
4.2. Authorization and Enforceability	14
4.3. No Violation of Laws; Consents	14
4.4. No Pending Litigation or Proceedings	15
4.5. Finders' Fees	15
ARTICLE V. certain covenants	15
5.1. Conduct of Business Pending Closing	15
5.2. Fulfillment of Agreements	16

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5.3. Employment, Severance and Termination Payments	16
5.4. Seller's Employees	17
5.5. Workers' Compensation and Disability Claims	17
5.6. Restrictive Covenants	17
5.7. Publicity	18
5.8. Transitional Matters	18
5.9. Books and Records	18
5.10. Permits	18
ARTICLE VI. CONDITIONS TO CLOSING; TERMINATION	19
6.1. Conditions Precedent to Obligation of Buyer	19
6.2. Conditions Precedent to Obligation of Seller	20
6.3. Deliveries and Proceedings at Closing	21
6.4. Termination	22
ARTICLE VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	23
7.1. Survival of Representations	23
7.2. Indemnification by Seller	23
7.3. Indemnification by Buyer	24
7.4. Waiver of Statute of Limitations	24
7.5. Notice of Claims	24
7.6. Third Party Claims	24
7.7. Limitation on Indemnification	25
7.8. Payment	25
ARTICLE VIII. miscellaneous	25
8.1. Costs and Expenses	25
8.2. Bulk Sales	25
8.3. Transfer Taxes	25
8.4. Further Assurances	25
8.5. Notices	26
8.6. Currency	27
8.7. Offset; Assignment; Governing Law	27
8.8. Amendment and Waiver; Cumulative Effect	27
8.9. Entire Agreement; No Third Party Beneficiaries	27
8.10. Specific Performance	27
8.11. Severability	28
8.12. Counterparts	28

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List of Schedules and Exhibits

Schedule 1.1P	Permitted Encumbrances
Schedule 3.5	No Changes
Schedule 3.7	Undisclosed Liabilities
Schedule 3.8	Title; Business
Schedule 3.9	Litigation or Proceedings
Schedule 3.10	Contracts
Schedule 3.11	Permits
Schedule 3.14	Insurance
Schedule 3.16	Employee Benefits
Schedule 3.17	Environmental Matters
Schedule 3.20	Suppliers
Schedule 5.10	Environmental Permits

Exhibit A	First Amendment to Lease
Exhibit B	Income Statements
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Non-Competition Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement"), dated as of February 17, 2011, is by and between K&G Theaters LLC, a Connecticut limited liability company ("Seller"), and DC Bloomfield Cinema, LLC, a Delaware limited liability company ("Buyer").

WHEREAS, Seller currently owns and operates a movie cinema located at 863 Park Avenue, Bloomfield, Connecticut 06002 (the "Cinema");

WHEREAS, Seller leases the real property on which the Cinema is located pursuant to that certain lease agreement dated as of February 6, 2007 by and between Wintonbury Mall Associates, LLC (the "Landlord") and Seller (the "Lease Agreement");

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desire to purchase and assume from Seller, the Cinema on the terms and subject to the conditions set forth below; and

WHEREAS, Landlord, Seller and Buyer desire to enter into the Assignment of Lease (as defined herein) with respect to the real estate on which the Cinema is located.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, Seller and Buyer, each intending to be legally bound hereby, agree as set forth below:

ARTICLE I.
DEFINITIONS; CONSTRUCTION

1.1. Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

"Agreement" means this Asset Purchase Agreement, as it may be amended from time to time.

"Assignment and Assumption Agreement" means the assignment and assumption agreement between the Buyer and Seller in substantially the form of attached Exhibit C.

"Assignment of Lease" means the assignment of the lease in substantially the form of attached Exhibit A.

"Assumed Contracts" has the meaning given that term in Section 3.10.

"Basket Amount" has the meaning given that term in Section 7.7.

"Benefit Plan" means any written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement, whether or not funded and whether or not terminated, (i) maintained or sponsored by Seller, or (ii) with respect to which Seller has or may have Liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of Seller or their beneficiaries, or (iv) as to which any such current or former employees of Seller or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder.

"Bill of Sale" means the bill of sale in substantially the form of attached Exhibit D.

"Business" means the operation of the Cinema.

"Buyer" has the meaning given that term in the heading of this Agreement.

"Buyer Damages" has the meaning given that term in Section 7.2.

"Buyer Indemnitees" has the meaning given that term in Section 7.2.

"CERCLIS" means the United States Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

"Cinema" has the meaning given that term in the first introductory paragraph of this Agreement.

"Closing" has the meaning given that term in Section 2.6.

"Closing Date" has the meaning given that term in Section 2.6.

"Code" means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

"Damages" means Buyer Damages or Seller Damages, as the case may be.

"Deposit" has the meaning given that term in Section 2.5.

"Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

"Environmental Law" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories. ·

"Environmental Permits" has the meaning given that term in Section 5.10.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

"FIRPTA Certificate" has the meaning given that term in Section 6.1(k).

"GAAP" means United States generally accepted accounting principles as they would be applied to the Cinema.

"Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

"Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

"Income Statements" has the meaning given that term in Section 3.4.

"Indemnified Party" has the meaning given that term in Section 7.5.

"Indemnifying Party" has the meaning given that term in Section 7.5.

"Intellectual Property Rights'' means trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing, improvements, blueprints, specifications, drawings, designs and other intellectual property and proprietary rights.

"IRS" means the United States Internal Revenue Service.

"Landlord" has the meaning given that term in the second introductory paragraph.

"Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

"Lease Agreement" has the meaning given that term in the second introductory paragraph.

"Liabilities" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

"Litigation" has the meaning given that term in Section 3.9.

"Non-Competition Agreements" means the non-competition agreements between the Buyer and the principal employees of the Seller, each substantially in the form of attached Exhibit E.

"Other Agreements" means the Lease Agreement, the Assignment of Lease, the Assignment and Assumption Agreement, the Bill of Sale, the Non-Competition Agreements, and the other agreements and instruments of title, assignment or assumption hereunder.

"Permits" has the meaning given that term in Section 3.11.

"Permitted Encumbrances" means liens for current taxes not yet due and liens of public record on personal property identified on Schedule 1.1P.

"Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body and any other legal entity.

"Purchase Price" has the meaning given that term in Section 2.5.

"Purchased Assets" has the meaning given that term in Section 2.1.

"Real Estate" means the real property located at 863 Park Avenue, Bloomfield, Connecticut 06002 as more particularly described in the Lease Agreement.

"Regulated Material" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs and friable asbestos.

"Related Party" means (i) Seller, (ii) any Affiliate of Seller, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

"Retained Assets" has the meaning given that term in Section 2.3.

"Retained Liabilities" has the meaning given that term in Section 2.4.

"Seller" has the meaning given that term in the heading of this Agreement.

"Seller Damages" has the meaning given that term in Section 7.3.

"Seller Group" means Seller and any corporation that may be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code.

"Seller Indemnitees" has the meaning given that term in Section 7.3.

"Seller's Predecessor" means any predecessor in interest to Seller, whether by merger, combination, reorganization or otherwise.

"Solicitation" has the meaning given that term in Section 5.6(b).

"Superfund" means the United States Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

"Tax" means any domestic or foreign federal, state, county or local tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

1.2. Construction. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof. This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein. The language used in this Agreement has been negotiated by the parties and their representatives and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

ARTICLE II.
THE TRANSACTION

2.1. Sale and Purchase of Assets. Except as otherwise provided in Sections 2.2 and 2.3, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller's properties and business as a going concern, and goodwill and tangible or intangible assets of every kind, nature and description existing on the Closing Date located at or used in connection with the Cinema, whether personal, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, free and clear of all Encumbrances (collectively, the "Purchased Assets"). Without limiting the foregoing, the Purchased Assets shall include the following:

(i) All of Seller's tangible assets, including office furniture, office equipment and supplies, computer hardware and software, projectors, projector bulbs, ticketing machines, leasehold improvements on or related to the Real Estate or related to the Business;

(ii) All of Seller's books, records, manuals, documents, books of account, correspondence, sales reports, literature, brochures, advertising material and the like related to the Business (other than accounting records and corporate books and records as defined in Section 2.3);

(iii) All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(iv) All of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(v) All insurance benefits, including rights and proceeds, arising from or relating to the Business or the Purchased Assets;

(vi) All rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(vii) All of Seller's inventory and supplies, including concession products, candy items and paper goods for the Business;

(viii) Buyer shall purchase Seller's petty cash on hand at the Cinema, if any;

(ix) All of Seller's rights under the Assumed Contracts, if any;

(x) All of Seller's rights under the Permits;

(xi) All of Seller's goodwill and rights in and to the name "Bloomfield Cinema", "Bloomfield" and "Bloomfield 8" to the extent owned by seller;

(xii) Seller's rights to the telephone numbers for the location of the Cinema; and

(xiii) The goodwill of the Business.

2.2. Accounting for Cash; Etc. At the close of business on the last business day prior to the Closing Date, Seller and Buyer shall take a physical count of (i) the petty cash on hand at the Cinema and (ii) Seller's inventory being sold by Seller to Buyer under this Agreement;

provided that, for the avoidance of doubt, such counts shall be for accounting purposes only and shall not affect the Purchase Price. Seller's inventory shall include concession products, candy items, paper goods and other similar items, but shall not include projector bulbs which shall be deemed to be equipment for purposes of this Agreement. The petty cash on hand shall be valued at its face value. Inventory shall be valued at Seller's cost, determined on a first-in-first-out basis; provided that such inventories do not exceed amounts that would be expected as customary in the ordinary course of business. If the use by customers of the Cinema of pre-sold tickets sold by Seller shall exceed $100 in the aggregate, Seller shall promptly pay to Buyer an amount equal to such use in excess of $100.

2.3. Retained Assets. Except for the Purchased Assets, Buyer is not purchasing and Seller is not selling Seller's accounting records and corporate minute books, stock books and corporate seal (collectively, the "Retained Assets"). Accounting Records of Seller shall remain the exclusive property of Seller in accord with this Section, and shall mean any and all books of original entry, including any register or computer tapes, all journals or ledgers, all canceled checks, payroll records, bank or other account statements, including account statements or reports to or from any vendors, suppliers, film companies, or otherwise, including any correspondence relating to same or to any other items designated as an accounting record hereunder, and including all financial statements, records, tax returns, and all workpapers or supporting information relating thereto, including all information gathered or compiled by Seller or Seller's agents or accountants therefor, or summaries of same, including all disks, print-outs, or other digital or analog, written or electronic recording thereof. The Purchased Assets shall not include any permits that are non-transferable. Seller knows of no reason why any permit issued to Seller for use in its business would not be issued to Buyer for use by it after the Closing, assuming only Buyer is qualified to receive same.

2.4. Retained Liabilities. Except as provided for in the first amendment and the payment be made in accordance with Section 2.7 and amounts assumed under the lease the buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of Seller, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date (the "Retained Liabilities"), and Seller agrees to pay and satisfy when due all Retained Liabilities. Without limiting the foregoing, the term "Retained Liabilities" shall include Liabilities:

(i) to any Related Party;

(ii) for or under any Benefit Plan;

(iii) for any Taxes, whether or not by reason of, or in connection with, the transactions contemplated by this Agreement;

(iv) with respect to Seller's administrative and corporate operations; and

(v) to any film distributor.

Buyer acknowledges that Buyer is responsible for any and all liabilities of the Business first arising on or after the Closing Date.

2.5. Purchase Price. The aggregate purchase price for all of the Purchased Assets shall be $114,627.13 (the "Purchase Price").

2.6. Closing. The consummation of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on February 17th, 2011 at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York, 10022 or at such other time, date or place as the parties agree (the "Closing Date"). The Closing shall be effective at 12:01 a.m. on the Closing Date.

2.7. Payment of Purchase Price. At Closing, the Purchase Price shall be paid by Buyer to the Community Economic Development Fund on behalf of Seller by Buyer's delivery to the Community Economic Development Fund immediately available funds equal to $114,627.13.

2.8. Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Code section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state or local law, as appropriate). Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise.

2.9. Withholding Tax. Intentionally omitted

2.10. Title. Title to all Purchased Assets shall pass from Seller to Buyer at Closing, subject to the terms and conditions of this Agreement. Buyer shall assume no risk of loss to the Purchased Assets prior to Closing.

2.11. Certain Consents. Nothing in this Agreement shall be construed as an attempt to assign any Permit included in the Purchased Assets which is by its terms or in law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

3.1. Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has the power and authority own or lease it properties, carry on the Business as now conducted, enter into this

Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

3.2. Authorization; Enforceability. This Agreement and each Other Agreement to which Seller is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. Each Other Agreement to which Seller is to become a party pursuant to the provisions hereof, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Seller.

3.3. No Violation of Laws or Agreements; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Seller is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller will: (i) contravene any provision of any Governing Document of Seller, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset or any other material contract, agreement or instrument to which Seller is a party or by which any of its assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any Liability of Seller (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which Seller is subject or by which any of the Purchased Assets or any of its other assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Seller of this Agreement or any of the Other Agreements to which it is or is to become a party pursuant to the provisions hereof or the consummation by Seller of the transactions contemplated hereby or thereby.

3.4. Cinema Income Statements. Attached hereto as Exhibit B are the income statements for the Cinema for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 (the "Income Statements"). The Income Statements (i) are correct and complete, and (ii) fairly present the results of operation of the Cinema for the periods then ended. Seller has no money due and owing to any film distributor in connection with the Cinema except for money owing in the normal course of business for which an amount is not ascertainable to pay or which is not due prior to Closing. The aggregate gross box office revenues for the calendar year 2009 was $877,664 and for the calendar year 2010 was $873,237. The aggregate gross concession revenues for the calendar year 2009 was $316,352 and for the calendar year 2010 was $286,312. Earnings before interest, taxes and depreciation and amortization for the period from January 1, 2010 through December 31, 2010 was at least $150,000.

3.5. No Changes. Since December 31, 2009, Seller has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since December 31, 2009, there has not been any: (i) material adverse change in the Purchased Assets or Real Estate; (ii) damage or destruction to any Purchased Asset or Real Estate, whether or not covered by insurance; (iii) strike or other labor trouble at the Cinema; (iv) increase in the salary, wage or bonus of any employee of the Cinema; or (v) agreement or commitment to do any of the foregoing. Except as provided on Schedule 3.5, since December 31, 2009, Seller has not made any material changes, substitutions or replacements to the equipment, furniture or fixtures at the Cinema.

3.6. Taxes. Seller, its Affiliates and Seller's Predecessor, have filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. Seller and Seller's Predecessor have paid or will pay all Taxes that have or will become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns (subject to all rights of appeal by Buyer). Seller and Seller's Predecessor have withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.7. Undisclosed Liabilities. Except as disclosed on Schedule 3.7, to the best of Sellers knowledge, Seller has no, and after Closing shall have no, Liabilities of any kind or nature whatsoever that would attach to the Purchased Assets or for which the Buyer may become liable.

3.8. Condition of Assets; Title; Business. Seller has good, marketable and exclusive title to all of the Purchased Assets. The tangible Purchased Assets are in good operating condition and repair suitable for the purposes for which they are used in the Business, all equipment included in the Purchased Assets have been maintained in the normal course of business by qualified professionals, and all inventory is of a quality and quantity that is useable and salable in the ordinary course of business. Except as disclosed on Schedule 3.8 and except for Permitted Encumbrances, none of the Purchased Assets is subject to any Encumbrance. Schedule 3.8 identifies any property located on the Real Estate that is not owned by Seller. The Encumbrances identified on Schedule 3.8 will be removed by Seller on or prior to Closing. On the Closing Date, the Purchased Assets will include at a minimum no less than 4 new or used functioning xenon bulbs.

3.9. No Pending Litigation or Proceedings. No action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of Seller, threatened against or affecting Seller, the Business, any of the Purchased Assets, the Real Estate, or any of the transactions contemplated by this Agreement or any Other Agreement except for claims for personal injury and workers compensation and claims for property damage identified on Schedule 3.9 and claims by Governmental Bodies identified on Schedule 3.9. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Seller, the Business, any of the Purchased Assets, the Real Estate, or any of the

transactions contemplated by this Agreement or any Other Agreement. The Seller does not have any pending any Litigation against any third party related to the Business.

3.10. Contracts. Except for the Lease Agreement and First Amendment and as otherwise disclosed on Schedule 3.10 and for the lease agreement (the "Assumed Contracts"), there is no written contract, lease or other agreement, that is necessary, used in or useful to the Business.

3.11. Permits; Compliance with Law. Subject to Section 5.10, Seller holds all health department and certificates of occupancy required under any applicable Law in connection with the operation of the Business and the use and occupancy of the Real Estate, including without limitation those identified on Schedule 3.11 ("Permits"). The Purchased Assets include all Permits other than the occupancy permit which must be obtained under local law by Buyer. Seller has received no notice of any violation of Law which has not been remedied or rectified.

3.12. Real Estate. (a) The Lease Agreement is the only agreement of Seller related to real property that is used in or necessary for the conduct of the Business as currently conducted. The Lease Agreement is the only lease, sublease, license, concession or other agreement (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds or uses the Real Estate. With respect to the Lease Agreement:

(i) the Lease Agreement is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Real Estate;

(ii) Except as disclosed to Buyers on Schedule 3.12 (Real Estate), Seller is not in breach or default under the Lease Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default.

(iii) Except as disclosed to Buyers, Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Lease Agreement and, to the knowledge of Seller, no other party is in default thereof, and no party to the Lease Agreement has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any person the right to use or occupy the Real Estate or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Real Estate except for the Community Economic Development Fund loan.

(b) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Estate, (ii) existing, pending or threatened condemnation proceedings affecting the Real Estate, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to use or operate the Real Estate as currently used or operated. Neither the whole nor any material portion of the Real Estate has been damaged or destroyed by fire or other casualty.

(c) The Real Estate is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

3.13. Labor Relations. No employee of Seller is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of Seller, threatened against, involving, affecting or potentially affecting Seller. No complaint against Seller or Seller's Predecessor is pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Seller or Seller's Predecessor. To the knowledge of Seller, Seller has no Liability for any occupational disease of any of its employees, former employees or others.

3.14. Insurance. Schedule 3.14 discloses all insurance policies on an "occurrence" basis with respect to which Seller or Seller's Predecessor is the owner, insured or beneficiary.

3.15. Intellectual Property Rights. Seller neither owns nor is licensee to any form of Intellectual Property Rights related to the Cinema other than the names "Bloomfield Cinema", "Bloomfield" and "Bloomfield 8" and rights to show films to the public according to agreements which are Retained Assets and Retained Liabilities. To the knowledge of Seller, no other Person has any rights to the names "Bloomfield Cinema", "Bloomfield" or "Bloomfield 8" in connection with the use of a cinema in Bloomfield, Connecticut. To the knowledge of Seller, Seller is not infringing upon the intellectual property rights of any other Person. Schedule 3.15 identifies all computer software owned by Seller. With respect to any such computer software, the Seller makes no agreement or other warranties or representations hereunder other than that Seller is a licensee of certain computer software used by it in connection with certain computer hardware that Seller is selling to Buyer hereunder and as to any license for software used with respect to said computer hardware:

(a) Seller will assign to Buyer at Closing any rights, title, or interest in said software, but without warranty,

(b) Seller's obligation to sell, transfer, or assign any such software as is otherwise called for above shall be void if prohibited by any such license, and

(c) At Closing, regardless of whether (a) or (b) is the case, the price paid by Buyer to Seller will remain as is otherwise called for in the agreement.

3.16. Employee Benefits. Except for medical and dental coverage, life insurance, and long-term disability plans described on Schedule 3.16 for those managers of the Cinema identified on Schedule 3.16, Seller does not maintain any Benefit Plan for any employees employed at the Cinema. After the Closing, Buyer will not have any Liability, with respect to any Benefit Plan of Seller or any other member of the Seller Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. Schedule 3.16 identifies the names of all employees of Seller employed at the Cinema, including each listed employee's address, current compensation, vacation time to which he or she is entitled and vacation time so far taken. Schedule 3.16 also includes copies of Seller's payroll records for all persons currently employed by Seller at the Cinema. There are no written or oral agreements or arrangements providing for the employment by Seller of any person at the Cinema other than "at will" agreements. All employees of Seller at the Cinema are employees at will. Seller does not provide a motor vehicle to any employee of Seller at the Cinema.

3.17. Environmental Matters. The representations and warranties contained in this Section are qualified by (i) the disclosures on Schedule 3.17, and (ii) the knowledge of Seller as to the activities of Seller's Predecessors:

(a) Compliance; No Liability. Seller operated the Business in compliance with all applicable Environmental Laws. Seller is not subject to any Liability, penalty or expense (including legal fees) in connection with the Business by virtue of any violation of any Environmental Law, any environmental activity conducted on or with respect to any property or any environmental condition existing on or with respect to any property, in each case whether or not Seller or Seller's Predecessors permitted or participated in such act or omission.

(b) Treatment; CERCLIS. Neither Seller nor Seller's Predecessors have treated, stored, recycled or disposed of any Regulated Material on the Real Estate in violation of applicable Environmental Laws, and, to the knowledge of Seller, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Estate in violation of applicable Environmental Laws. There has been no release of any Regulated Material at, on or under the Real Estate. Neither Seller nor Seller's Predecessors have transported or arranged for the transportation of any Regulated Material from the Cinema to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Seller or Seller's Predecessor for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund.

(c) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks.
Neither Seller nor Seller's Predecessors have received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. To the knowledge of Seller, Seller is not required to place any notice or restriction relating to the presence of any Regulated Material at the Real Estate. There has been no past, and there is no pending or contemplated, claim by Seller or Seller's Predecessor under any Environmental Law or Laws based on actions of others that may have impacted on the Real Estate and neither Seller nor Seller's Predecessors has entered into any agreement with any Person regarding any remedial action or existing environmental Liability or expense with respect to any of the Real Estate or any real property adjacent to the Real Estate. To the knowledge of Seller, all storage tanks located on the Real Estate, whether underground or aboveground, are disclosed on Schedule 3.17. Seller has not closed or caused to be closed any underground storage tank on the Real Estate.

3.18. Additional Theaters. Seller has no knowledge of the intention by any person to construct or open any movie theater within a five-mile radius of the Cinema.

3.19. Finders' Fees. Neither Seller nor any of its officers, managers or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

3.20. Suppliers. Schedule 3.20 sets forth with respect to the Business all suppliers of goods or services to the Business for each of the two most recent fiscal years and the amount purchased from such supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

4.2. Authorization and Enforceability. This Agreement and each Other Agreement to which Buyer is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. Each Other Agreement to which Buyer is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer.

4.3. No Violation of Laws; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer will: (i) contravene any provision of the Governing Documents of Buyer, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any contract, agreement or instrument to which Buyer is a party or by which any of their assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any Liability of any Buyer (or give to any other Person the right to cause such a creation, maturation or acceleration), or (iv) violate any Law or any judgment or order of any Governmental Body to which any Buyer is subject or by which any of its assets may be bound or affected. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the Other Agreements to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby.

4.4. No Pending Litigation or Proceedings. No Litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any Affiliate of Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party or that would, to Buyer's knowledge, have a material adverse effect on Buyer's business considered as a whole.

4.5. Finders' Fees. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

ARTICLE V.
CERTAIN COVENANTS

5.1. Conduct of Business Pending Closing. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, Seller shall conduct its affairs as follows:

(a) Ordinary Course; Compliance. The Business shall be conducted only in the ordinary course and consistent with past practice. Seller shall maintain the Purchased Assets and the Real Estate consistent with past practice and shall comply in a timely fashion with the provisions of all Permits and its other agreements and commitments. Seller shall use its commercially reasonable efforts to keep the Business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, patrons and others having business relations with it. Seller shall maintain in full force and effect its policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

(b) No Solicitation of Other Bids. Seller shall not encourage, solicit, initiate, facilitate or continue inquiries regarding a proposal for the Business or enter into any discussions, negotiations or agreements with, or provide any information to, any Person (other than the Buyer and its Affiliates) concerning a possible acquisition of the Business at any time on or before April 30th, 2011.

(c) Prohibited Transactions. Seller shall not: (i) amend or terminate any Permit; (ii) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; (iii) enter into any employment or consulting contract or arrangement with any employee of the Cinema; (iii) take any action or omit to take any action that is reasonably likely to result in the occurrence of any event described in Section 3.5; or (vi) take any action or omit to take any action that will cause a breach or termination of any Permit, other than termination by fulfillment of the terms thereunder.

(d) Access, Information and Documents. Seller shall give to Buyer and to Buyer's employees and representatives (including accountants, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers) of Seller solely as they relate to the Cinema and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of Seller (solely as they relate to the Cinema) as Buyer may reasonably request, including but not limited to weekly reports of gross box office and concession receipts at the Cinema, at the same time such reports are available to Seller's management.

(e) Confidentiality. Buyer hereby agrees that it will not disclose to any person any information they may have gained with regard to the operation or the finances of the business sold by Seller hereunder which information was gained by disclosures made to them by Seller and that this obligation of confidentiality shall survive the Closing. Without otherwise limiting the information subject to the obligation of confidentiality set forth above, the information to be kept confidential by Buyer and Buyer's affiliates, as is set forth above, shall include the financial statements annexed to this Agreement and the financial representations made hereunder and any information contained in any accounting records of Seller as may have been disclosed or made available to Buyer in Buyer's review of the Business prior to Closing.

5.2. Fulfillment of Agreements. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.3. Employment, Severance and Termination Payments. Seller agrees to pay, perform and discharge any and all severance payments, payroll and employment related Liabilities with respect to employees of Seller at the Cinema accruing up to the close of business on the date immediately preceding the Closing Date or which result from the transfer of the Purchased Assets hereunder and the employment by Buyer of those employees and shall indemnify and hold harmless Buyer and its directors, officers and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any such Liabilities.

5.4. Seller's Employees. Buyer shall have the right, but not the obligation, to offer employment to any of the employees of Seller who are employed at the Cinema. At or prior to the Closing, Seller shall fully compensate all employees of Seller at the Cinema for all work performed through and including the Closing Date. Seller does not guaranty that any of the employees to which Buyer will offer employment will accept such offer of employment.

5.5. Workers' Compensation and Disability Claims.

(a) Seller's Liability. Seller shall remain liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of Seller's employees attributable to injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

(b) Buyer's Liability. Buyer shall be liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of employees of Seller hired by Buyer attributable to injuries, claims, conditions, events and occurrences first occurring after the Closing Date.

5.6. Restrictive Covenants.

(a) Covenant Not to Compete. For a period of three years from and after the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an officer, employer, stockholder, partner or otherwise with, a cinema within a ten mile radius of any theatre owned directly or indirectly by Buyer on the date immediately following the Closing Date. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section.

(b) Covenant Not to Solicit. For a period of three years from and after the Closing Date, Seller shall not, directly or indirectly, hire, engage, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a "Solicitation") any Person who is, or was, at any time within the twelve (12)-month period prior to such Solicitation, an officer, director, employee, agent, licensor, licensee, customer, or supplier of the Business or Buyer to discontinue, terminate or adversely alter his or its relationship therewith.

(c) Covenant Not to Disrupt. For a period of three years from and after the Closing Date, Seller shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its Affiliates, on the one hand, and any of its customers, contractees, suppliers or employees, on the other hand.

(d) Covenant Not to Disparage. From and after the Closing Date, Seller shall not at any time, directly or indirectly, disparage or make any statement or publication that is intended to or has the effect of disparaging, impugning or injuring the reputation or business interests of the Buyer and any of its Affiliates or any of their respective products, services, officers or employees regardless of any perceived truth of such statement or publication.

(e) Enforcement. The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement and the existence of any claim that Seller may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Seller agrees that Buyer's remedies at law for any breach or threat of breach by Seller of the provisions of this Section will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity. In the event of litigation regarding the covenants in this Section, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which these covenants shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seek to enforce these covenants. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

5.7. Publicity. Seller and Buyer shall not issue any press release or otherwise make any announcements to the public or the employees of Seller with respect to this Agreement prior to the Closing Date without the prior written consent of the other, except as required by Law. If Buyer believes that a public disclosure of the transactions contemplated hereby is required by law, Buyer shall give to Seller notice thereof at least 24 hours prior to making such disclosure.

5.8. Transitional Matters. Seller shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date. Seller shall not cause any utilities to be disconnected until the Buyer shall have established an account for such utility in Buyer's own name. Seller shall assist in transferring to Buyer the telephone numbers for the locations of the Cinema. Buyer shall be liable to Seller for the utility payments for any utility maintained by the Seller after the Closing Date. Prior to Closing, Seller shall remove all of its movie trailers from films at the Cinema.

5.9. Books and Records. Seller shall not destroy or dispose of any books, records, and files relating to the Business to the extent that they pertain to the Business prior to the Closing Date.

5.10. Permits. Seller shall use its best efforts to provide to Buyer valid Permits for the Cinema prior to Closing. In the event that Seller is unable to do so by Closing, then Seller shall provide Buyer with such Permits within 30 days after Closing. Seller is in compliance with all Permits required under Environmental Laws ("Environmental Permits"), if any, with respect to the ownership and operation of the Business and the Real Estate, and a list of all Environmental Permits is provided on Schedule 5.10 attached hereto.

ARTICLE VI.
CONDITIONS TO CLOSING; TERMINATION

6.1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option:

(a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would, after Closing, limit or adversely affect Buyer's ownership of the Purchased Assets or access to the Real Estate in a manner different from Seller's, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

(c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the Purchased Assets, results of operations, prospects or condition, of the Cinema or the Real Estate.

(d) Cinema Income Statements. Seller shall provide Buyer with monthly Income Statements for the period from January 1, 2011 through the Closing Date that (i) are correct and complete, and (ii) fairly present the results of operations of the Cinema for the periods then ended. Seller shall provide Buyer with a statement of (a) the aggregate gross box office revenues, (b) the aggregate gross concession revenues, and (c) earnings before interest, taxes and depreciation and amortization for the Cinema for the period from January 1, 2011 through the end of the last month before the month in which the Closing occurs.

(e) Closing Certificate. Seller shall have delivered a certificate, dated the Closing Date certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b), (c) and (d) of this Section 6.1. Such certificate shall constitute a representation and warranty of Seller with regard to the matters therein for purposes of this Agreement.

(f) Closing Documents. Buyer shall have received the other documents referred to in Section 6.3(a). All agreements, certificates, opinions and other documents delivered by Seller to Buyer hereunder shall be in form and substance reasonably satisfactory to Buyer.

(g) Board Approval. Buyer shall have received the approval of its Board of Directors for the transactions contemplated hereunder.

(h) Release or Termination of Encumbrances.
Seller shall have caused all of its Encumbrances on the Real Estate and the Purchased Assets to be released.

(i) FIRPTA Certificate. Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that Seller is not a foreign person within the meaning of Code Section 1445 duly executed by Seller.

(j) Due Diligence. Buyer shall have been satisfied with its due diligence investigation of the Cinema and the Business.

(k) Financing. Buyer shall have received adequate and satisfactory financing prior to the Closing Date.

6.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

(a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

(c) Closing Certificate. Buyer shall have delivered a certificate, dated the Closing Date certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 6.2. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

(d) Closing Documents. Seller shall also have received the other documents referred to in Section 6.3(b). All agreements, certificates, and other documents delivered by Buyer to Seller hereunder shall be in form and substance reasonably acceptable to Seller.

(e) Board Approval. Seller shall have received the approval of its members for the transactions contemplated hereunder.

6.3. Deliveries and Proceedings at Closing.

(a) Deliveries by Seller. Seller shall deliver or cause to be delivered to Buyer at the Closing:

(i) An executed Assignment and Assumption Agreement, substantially in the form of Exhibit C.

(ii) An executed Bill of Sale, substantially in the form of Exhibit D.

(iii) An executed Assignment of Lease, substantially in the form of Exhibit A.

(iv) Non-Competition Agreements, each substantially in the form of attached Exhibit E, executed by Seller's principal employees.

(v) Certificate of the appropriate public officials to the effect that Seller is a validly existing limited liability company in good standing in its state of formation as of a date not more than 15 business days prior to the Closing Date.

(vi) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Seller and certified by its Chief Executive Officer or Executive Vice President.

(vii) True and correct copies of the Seller's Certificate of Incorporation certified by the Secretary of State as of the Closing Date.

(viii) Certificate of Seller (A) setting forth all resolutions of the members of Seller authorizing the execution and delivery of this Agreement and the Other Agreements and the performance by Seller of the transactions contemplated hereby and thereby, and (B) to the effect that the Certificate of Incorporation of Seller delivered pursuant to Section 6.3(a)(vii) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

(ix) Intentionally Omitted

(x) Keys for the Cinema.

(xi) All vendor warranties, if any, (including those for the roofs on the Cinema) respecting the Purchased Assets.

(xii) Such other agreements and documents as Buyer may reasonably request.

(b) Deliveries by Buyer. Buyer shall deliver or cause to be delivered to Seller at the Closing:

(i) An executed Assignment and Assumption Agreement, substantially in the form of Exhibit C.

(ii) An executed Bill of Sale, substantially in the form of Exhibit D.

(iii) An executed First Amendment, substantially in the form of Exhibit A.

(iv) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in the State of Delaware as of a date not more than 15 business days prior to the Closing Date.

(v) Incumbency and specimen signature certificates signed by the officers of Buyer and certified by the Secretary of Buyer.

(vi) A true and correct copy of the Certificate of Formation of Buyer as of a date not more than 15 business days prior to the Closing Date, certified by the Secretary of State of Delaware.

(vii) A certificate of the manager of Buyer (A) setting forth all resolutions of the members of Buyer authorizing the execution and delivery of this Agreement and Other Agreements and the performance by Buyer of the transactions contemplated hereby and thereby, certified by the manager of Buyer and (B) to the effect that the Certificate of Formation of Buyer delivered pursuant to Section 6.3(b)(vi) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

(viii) An amendment to the lease executed by Buyer and Landlord in the form attached hereto as Exhibit F

(ix) Such other agreements and documents as Seller may reasonably request.

6.4. Termination.

(a) Mutual Consent; Failure of Conditions. Except as provided in Section 6.4(b), this Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Buyer and Seller; (ii) Buyer, if any of the conditions specified in Section 6.1 or Section 6.3(a) hereof shall not have been fulfilled by April 30, 2011 and shall not have been waived by Buyer; or (iii) Seller, if any of the conditions specified in Section 6.2 or Section 6.3(b) hereof shall not have been fulfilled by April 30, 2011 and shall not have been waived by Seller. In the event of termination of this Agreement by either Buyer or Seller pursuant to clause (ii) or (iii) of the immediately preceding sentence, Buyer or Seller shall be liable to the other party hereto for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in Sections 7.2, 7.3 and 8.1 shall survive such termination. Buyer and Seller shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance. Notwithstanding the foregoing, in the event that this Agreement is terminated by one party hereto pursuant to clause (ii) or (iii) of the first sentence of this Section solely as a result of a breach by the other party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then the remedy of the party terminating this Agreement shall be limited solely to recovery of all of such party's costs and expenses incurred in connection herewith.

(b) Casualty Damage. Notwithstanding anything else herein to the contrary, if prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the immediate repair of which would cost more than $50,000, Buyer at its option, by providing written notice to Seller within 10 business days after Buyer's receipt of notice of such loss, may declare this Agreement null and void, or Buyer may Close without any reduction of the Purchase Price by the amount of any applicable insurance deductible which shall be paid by Buyer and assignment to Buyer of the proceeds from any insurance carried by Seller covering such loss. If prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the repair of which would cost $50,000 or less, such event shall not excuse Buyer from its obligations under this Agreement and Seller shall assign to buyer the insurance proceeds covering such loss.

ARTICLE VII.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1. Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing; provided, however, that representations and warranties hereunder shall survive for a period of three years after the Closing Date, with the exception of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6 and 3.8, and Sections 4.1 , 4.2 and 4.3, all of which shall survive for the period of the applicable statute of limitations plus 90 days. All claims for damages made by virtue of any representations, warranties and agreements herein shall be made under, and subject to the limitations set forth in, this Article VII. The representations and warranties set forth in Articles III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. Except the representations and warranties of each party hereto expressly contained in this Agreement or the Other Agreements, no party hereto is making and specifically disclaims any representations or warranties of any kind or character, express or implied.

7.2. Indemnification by Seller. Seller shall jointly and severally indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and Affiliates (collectively, "Buyer lndemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; collectively, "Buyer Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, resulting from, or which would not have occurred but for, (i) a material breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished pursuant hereto by Seller or any Other Agreement to which Seller is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement and in any Other Agreement to which Seller is or is to become a party, (iii) any Retained Asset or Retained Liability, (iv) any successor liability (or Liabilities based on similar theories) arising out of any facts or circumstances occurring prior to the Closing Date or Liability arising out of or attaching by virtue of Seller being a member of a controlled group or affiliated group of entities, and (v) the provisions of 29 U.S.C. §§ 1161-1168, as same may be amended from time to time, and the regulations and rulings thereunder, with respect to the employees of Seller at the Cinema.

7.3. Indemnification by Buyer. Buyer shall indemnify, defend, save and hold Seller and its officers, directors, employees, Affiliates and agents (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, resulting from, or which would not have occurred but for, (i) a material breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or any Other Agreement to which Buyer is or is to become a party, and (ii) a breach or nonfulfillment of any covenant or agreement made by any Buyer in or pursuant to this Agreement and in any Other Agreement to which any Buyer is or is to become a party.

7.4. Waiver of Statute of Limitations. Each party hereto waives any applicable statute of limitations that may be applicable to Damages arising under clauses (iii), (iv) and (v) of Section 7.2.

7.5. Notice of Claims. If any Buyer Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

7.6. Third Party Claims. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party (subject to reimbursement pursuant to Section 7.2 or 7.3, as the case may be).

7.7. Limitation on Indemnification. No Indemnified Party shall be entitled to make a claim for indemnification for inaccuracy in or breach of representation or warranty pursuant to clause (i) of Section 7.2 until the cumulative and aggregate amount of all Damages as a result of all matters covered by clause (i) of Section 7.2 exceeds $10,000 (the "Basket Amount"). If and when such damages do exceed the Basket Amount, then the Indemnified Party shall be entitled to indemnification for all such damages in excess of the Basket Amount. Any indemnification payment under this Agreement shall take into account any insurance proceeds or other third party reimbursement actually received (other than the proceeds of any self insurance or, to the extent it is the economic equivalent of self insurance, any insurance that is retrospectively rated).

7.8. Payment. All indemnification payments under this Article VII shall be made promptly in cash. All indemnifications payments under this Article VII shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VIII.
MISCELLANEOUS

8.1. Costs and Expenses. Buyer and Seller shall each pay its respective expenses, brokers' fees and commissions and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes, if any, incurred as a result of the transfer of the Purchased Assets shall be paid by Seller.

8.2. Bulk Sales. The parties hereto waive compliance with the provisions of any bulk sales law applicable to the transactions contemplated hereby, and, notwithstanding anything else in this Agreement to the contrary, Seller shall hold Buyer harmless from and against all claims asserted against the Purchased Assets or the Buyer pursuant to such bulk sales laws. Seller agrees to pay timely its account creditors with respect to liabilities not being assumed by Buyer hereunder.

8.3. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Other Agreements (including any real property transfer Tax and any similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

8.4. Further Assurances. Seller shall, at any time and from time to time on and after the Closing Date, upon the reasonable request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

8.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the fifth business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile telecopy or electronic mail (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

(i)	if to Buyer, to:

c/o Digiplex Destinations
250 East Broad Street
Westfield, New Jersey 08942
Attention: A. Dale Mayo, President
Telephone: 908-396-1360
Facsimile: 908-396-1361
Email: bmayo@digiplexdest.com

with a required copy to:

John D. Vaughan, Esq.
K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 539-4006
Facsimile: (212) 536-3901
Email: jack.vaughan@klgates.com

(ii)	if to Seller, to:

K&G Theatres, LLC
Attn: Dean Gentile
8 Denver Drive
New City, NY 10956
Telephone: 845-642-3637
Facsimile: 860-286-7700
Email: dgentile@digiplexdest.com

with a required copy to:

Glenn Garfinkel
Timm & Garfinkel, LLC
770 Lake Cook Road
Suite 150

Deerfield, IL 60015
Telephone: 847-236-0502
Facsimile: 847-236-9100
Email: ggarfinkel@ltglegal.com

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

8.6. Currency. All currency references herein are to United States dollars.

8.7. Offset; Assignment; Governing Law. Buyer shall be entitled to offset or recoup from amounts due to Seller from Buyer hereunder or under any Other Agreement (including Seller Damages) against any obligations of Seller to Buyer hereunder or under any Other Agreement (including Buyer Damages). This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make such assignments to any Affiliate of Buyer provided that Buyer remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its conflict of law doctrines.

8.8. Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

8.9. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and 7.3 relating to Buyer Indemnitees and Seller Indemnitees and Section 8.10. No Person is an intended third party beneficiary of this Agreement.

8.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.11. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

K&G THEATRES LLC

By:	/s/ Dean Gentile
Name: Dean Gentile
Title: Member

By:	/s/ Tim Keefner
Name: Tim Keefner
Title: Member

DC BLOOMFIELD CINEMA, LLC

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Manager

[Signature Page to Asset Purchase Agreement]